Exhibit 99.1

Annaly Capital Management Announces Pricing of Public Offering of Common Stock

NEW YORK--(BUSINESS WIRE)--January 4, 2011--Annaly Capital Management, Inc. (NYSE: NLY) today announced the pricing of an underwritten public offering of 75,000,000 shares of its common stock at a price per share of $17.20 for expected gross proceeds of approximately $1.3 billion before expenses.

Annaly has also granted the underwriters a thirty-day option to purchase up to an additional 11,250,000 shares of common stock solely to cover overallotments. Annaly expects to use the proceeds of this offering to purchase mortgage-backed securities for its investment portfolio and for general corporate purposes, which may include additional investments and repayment of short-term indebtedness.

Credit Suisse Securities (USA) LLC is acting as the lead book-running manager for the offering. Barclays Capital Inc., J.P. Morgan Securities LLC and RCap Securities, Inc. are acting as book-running managers.

Annaly has filed a shelf registration statement and prospectus with the Securities and Exchange Commission (SEC), and will file a prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus and other documents Annaly has filed with the SEC for more complete information about Annaly and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, Annaly, the underwriters or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request them by contacting:

Credit Suisse Securities (USA) LLC
Attn: Prospectus Dept.
One Madison Ave.
New York, NY 10010
Telephone: (800) 221-1037

Barclays Capital Inc.
c/o Broadridge Financial Solutions
1155 Long Island Avenue
Edgewood, NY 11717
Telephone: (888) 603-5847 or by emailing barclaysprospectus@broadridge.com

J.P. Morgan Securities LLC
Broadridge Financial Solutions
1155 Long Island Ave
Edgewood, NY 11717
Telephone: (866) 803-9204

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the shares. An offering of the shares will be made only by means of a prospectus supplement and accompanying prospectus. The prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Statements in this press release contain “forward looking” information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve a number of risks and uncertainties. Those factors include conditions in the financial markets and customary offering closing conditions. Please see Annaly’s filing with the SEC for certain other factors that may affect forward-looking information.

CONTACT:
Annaly Capital Management, Inc.
Investor Relations
1-888-8Annaly
www.annaly.com